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                                                                     Exhibit 4.6
                          DATAWARE TECHNOLOGIES, INC.

                      Nonstatutory Stock Option Agreement
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NEC USA                                                         100,000 Shares

     Dataware Technologies, Inc. (the "Company"), a Delaware corporation, hereby grants to NEC USA, Inc. an option to purchase 100,000 shares of Common Stock, $0.01 par value, of the Company (the "Option"), exercisable on the following terms and conditions:


                    Option Price:             $2.68

                    Date of Grant:      May 5, 1999

                    Expiration Date:    May 5, 2009


          1.  Equity Incentive Plan Incorporated by Reference.  This Option is
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issued on the terms set forth herein and in the Company's Equity Incentive Plan
(the "Plan") to the extent not inconsistent with the terms hereof, although this Option is not issued under the Plan. This certificate does not set forth all of the terms and conditions of the Plan, which are incorporated herein by reference. This Option may be amended as provided in the Plan. Capitalized terms used and not otherwise defined in this certificate have the meanings given to them in the Plan. The Committee administers the Plan and its determinations regarding the operation of the Plan are final and binding. A copy of the Plan may be obtained upon written request without charge from the Company.

          2.  Option Price.  The price to be paid for each share of Common Stock
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issued upon exercise of the whole or any part of this Option is the Option Price set forth above.

          3.  Exercisability Schedule.  This Option may be exercised at any time
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and from time to time after the Date of Grant up to the number of shares set forth above, but only for the purchase of whole shares. This Option may not be exercised as to any shares after the Expiration Date.

          4.  Method of Exercise.  To exercise this Option, the Optionholder
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shall deliver written notice of exercise to the Company specifying the number of shares with respect to which the Option is being exercised accompanied by payment of the Option Price for such shares in cash, by certified check or in such other form, including shares of Common Stock of the Company valued at their Fair Market Value on the date of delivery, as the Committee may at the time of exercise approve. Following such notice, the Company will deliver to the Optionholder a certificate representing the number of shares with respect to which the Option is being exercised.

          5.  Rights as a Stockholder or Employee.  The Optionholder shall not
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have any rights in respect of shares to which the Option shall not have been exercised and payment made as provided above. The Optionholder shall not have any rights to employment or any other arrangements by the Company or its Affiliates by virtue of the grant of this Option.

          6.  Recapitalization, Mergers, Etc.  As provided in the Plan, in the
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event of corporate transactions affecting the Company's outstanding Common
Stock, the Committee shall equitably adjust the number and kind of shares subject to this Option and the exercise price hereunder or make provision for a cash payment. If such transaction involves a consolidation or merger of the Company with another entity, the sale or exchange of all or substantially all of the assets of the Company or a reorganization or liquidation of the Company, then in lieu of the foregoing, the Committee may upon written notice to the Optionholder provide that this Option shall terminate on a date not less than 20 days after the date of such notice unless theretofore exercised. In connection with such notice, the Committee may in its discretion accelerate or waive any deferred exercise period.

          7.  Limitations on Transfer.  This Option is not transferable except
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(i) as provided in that certain COIR/AMORE SOFTWARE LICENSING AGREEMENT of even date herewith, (ii) (in the case of an individual
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Optionholder) by will or the laws of descent and distribution, or (iii) with the prior written consent of the Company, and is exercisable only by the Optionholder (or, in the case of an individual Optionholder, by his legal representative).

          8.  Compliance with Securities Laws.  It shall be a condition to the
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Optionholder's right to purchase shares of Common Stock hereunder that the
Company may, in its discretion, require (a) that the shares of Common Stock reserved for issue upon the exercise of this Option shall have been duly listed, or, if not listed, the Company shall agree to list the shares of Common Stock at its sole cost and expense, upon official notice of issuance, upon any national securities exchange or automated quotation system on which the Company's Common Stock may then be listed or quoted, (b) that either (i) a registration statement under the Securities Act of 1933 with respect to the shares shall be in effect, or (ii) in the opinion of counsel reasonably acceptable to the Company, the proposed purchase shall be exempt from registration under that Act and the Optionholder shall have made such undertakings and agreements with the Company as the Company may reasonably require, and (c) that such other steps, if any, as counsel for the Company shall consider necessary to comply with any law applicable to the issue of such shares by the Company shall have been taken by the Company (at the Company's expense) or the Optionholder, or both. The certificates representing the shares purchased under this Option may contain such legends as counsel for the Company shall consider necessary to comply with any applicable law.

          9.  Payment of Taxes.  The Optionholder shall pay to the Company, or
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make provision satisfactory to the Company for payment of, any taxes required by law to be withheld with respect to the exercise of this Option. The Committee may, in its discretion, require any other Federal or state taxes imposed on the sale of the shares to be paid by the Optionholder. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Optionholder.

          10.  Nonstatutory Stock Option.  This Option shall not be treated as
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an Incentive Stock Option under section 422 of the Internal Revenue Code of
1986, as amended (the "Code").

                                           DATAWARE TECHNOLOGIES, INC.


                                           By:  /s/ Howard York
                                           Howard York
                                           Title: ____________________________

The Optionholder agrees to the terms and conditions hereof.

                                           NEC USA, INC.



                                           By:  /s/ Kojiro Watanabe
                                           Kojiro Watanabe
                                           Title: ____________________________

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